EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN ALBANY, NEW YORK

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – August 30, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 109th Cheesecake Factory restaurant at the Colonie Center Mall in Albany, New York on August 29, 2006.  The restaurant contains approximately 10,800 square feet and 300 seats.

To celebrate the opening, The Cheesecake Factory hosted a benefit on August 26, 2006 for Gilda’s Club Capital Region New York, a non-profit organization dedicated to providing social activities, lectures, workshops and networking groups to people living with cancer, and their families and friends. The ticket price for the event included cocktails, appetizers, a sampling of several entrees, live music and the Company’s signature cheesecakes.  The Cheesecake Factory, along with its vendors, underwrote the event in order to donate 100% of the proceeds from ticket sales, approximately $25,000, to Gilda’s Club Capital Region New York.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 109 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name. For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100